Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

SIRVA Sharpens its Strategic Focus on Relocation Solutions and Network Services

Announces intention to exit logistics-based businesses globally

Signs definitive agreement to sell North American Specialized Transportation business

CHICAGO, September 10, 2004 — SIRVA, Inc., (NYSE: SIR), a global relocation services provider, has reached a definitive agreement to sell its Specialized Transportation business in North America to a group of its North American Van Lines agents.

SIRVA also announced its intention to sell its European Specialized Transportation business and its Transportation Solutions business.  The company has retained an investment banker and is actively marketing these two operations.  SIRVA’s Board of Directors approved the divestiture plan on September 9, 2004.

These three businesses combined accounted for approximately 16 percent of SIRVA operating revenue and generated a small operating loss in the first half of 2004.  The asset-light Allied Special Products Division will be retained as part of the Allied moving business.

This effectively exits SIRVA from its asset-intensive logistics businesses globally.  Effective for third quarter reporting, SIRVA will classify these businesses being held for sale under a “Discontinued Operations” heading on the income statement and separately classify the assets and liabilities on the balance sheet.  Additional historical financial information reflecting this change will be provided when SIRVA announces third quarter results.

“We will now focus all of our talent and financial resources entirely on our high-growth, high-return Relocation Solutions and related Network Services segments,” said Brian Kelley, President and CEO.  “These are our core strategic businesses where we have competitive advantage and can deliver continued strong growth in revenue, earnings and cash flow.”

The company expects the total divestiture plan, once completed, to be cash flow positive.  In connection with the divestitures, SIRVA expects to record up to $65 million

– more –

of one-time charges, with up to $30 million to be recorded in the third quarter, up to $25 million to be recorded in the fourth quarter, and the remainder to be incurred during 2005.  These charges are comprised of the following:

•                  Approximately $32 million in impairment charges related to logistics warehouses and trailers under lease.

•                  Approximately $11 million related to IT and other contract termination costs.

•                  Approximately $12 million of non-cash goodwill and software impairment. charges.

•                  Approximately $10 million of severance.

Under the terms of the Specialized Transportation agreement, which is estimated to close by October 31, SIRVA will receive a nominal cash payment and will retain the pre-closing working capital of approximately $20 million.  In addition, the buyer will assume certain liabilities, including obligations under existing agency and customer contracts.  It is expected that most of the employees of the business will transfer to the new company.

“This transaction is a win for our customers, our North American agents, our employees and drivers, and for our shareholders,” Kelley added.  “We continue to gain momentum in the marketplace in our core strategic businesses, and we are confident as ever in our ability to deliver on our long term financial objectives.”

Outlook

The company expects 2004 EPS from continuing operations in line with its previously stated range of $1.15 - $1.18.  And for 2005, the company expects continuing operations to exceed its stated long-term objectives of plus 10 percent net revenue growth and plus 20 percent EPS growth.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers.  The company operates in more than 40 countries with approximately 8,000 employees and an extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting us will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business-Investment Considerations” and other risks described in our 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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Media Contacts

Jim Trainor

Vice President

Corporate Communications

630.468.4828 (work)

630.334.7865 (cell)

Judy Wohlt

Manager

Corporate Communications

630.468.4886 (work)

630.802.1299 (cell)

Investor Contact

John Springer

Vice President

Investor Relations

630-468-4797